As filed with the Securities and Exchange Commission on May 26, 2011
Registration No. 333-138522

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TASTY BAKING COMPANY
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	23-1145880
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
1919 Flowers Circle
Thomasville, Georgia 31757
(Address of Principal Executive Offices) (Zip Code)

Tasty Baking Company 2006 Long Term Incentive Plan
(Full title of the plan)

A. Ryals McMullian, Jr.
Assistant Secretary
1919 Flowers Circle
Thomasville, Georgia 31757
(Name and address of agent for service)
(229) 225-5426
(Telephone number, including area code, of agent for service)
WITH A COPY TO:
Sterling A. Spainhour, Jr.
Jones Day
1420 Peachtree Street. N.E.
Atlanta, Georgia 30309
(404) 581-8330
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☑

EXPLANATORY NOTE
     Tasty Baking Company (the “Company”) filed a Registration Statement on Form S-8 (No. 333-138522) (the “Registration Statement”) with the Securities and Exchange Commission on November 8, 2006. On May 24, 2011, pursuant to that certain Agreement and Plan of Merger, dated as of April 10, 2011, by and among the Company, Flowers Bakeries, LLC, a Georgia limited liability company, and Flowers Foods, Inc., a Georgia Corporation (“Flowers”), the Company will become a direct wholly-owned subsidiary of Flowers. As a result of the transactions contemplated thereby, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.
     This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister, as of the effectiveness of this post-effective amendment, all unsold shares of common stock, par value $.50 per share, the sale of which was registered under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 26, 2011.

TASTY BAKING COMPANY
By:	/s/ A. Ryals McMullian, Jr.
	Name:	A. Ryals McMullian, Jr.
	Title:	Assistant Secretary